Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of InterPrivate III Financial Partners Inc. (the "Company") on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of InterPrivate III Financial Partners Inc. as of January 13, 2021 and for the period from January 1, 2021 through January 13, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-253189), of InterPrivate III Financial Partners Inc.

Marcum LLP

New York, NY

March 4, 2021